Exhibit 99.1

news release	AVON PRODUCTS, INC. WORLD HEADQUARTERS 1345 AVENUE OF THE AMERICAS NEW YORK, NY 10105-0196

CONTACT:

Media:	Investors:
Victor Beaudet	Renee Johansen
(212) 282-5344	(212) 282-5320

Sharon Samuel
(212) 282-5322

Jennifer Vargas
(212) 282-5404

AVON REPORTS SECOND-QUARTER TOTAL REVENUE UP 12%

Beauty Sales Grow 14%; Active Representatives Increase 9%

Second-Quarter Earnings of $.26 per Share

Reflect Investments in Advertising and Representative Value Proposition;

Costs to Implement Product Line Simplification and Restructuring

NEW YORK, N.Y., July 31, 2007 — Avon Products, Inc. (NYSE:AVP) today reported that second-quarter 2007 total revenue grew 12% year over year (7% in local currency) to $2.3 billion. Sales of Beauty products rose 14% and Active Representatives increased 9%. Units sold in the quarter increased 7% versus the prior-year quarter.

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Net income in the second quarter 2007 was $113 million, or $.26 per share, compared with $151 million, or $.33 per share in the year-ago quarter. The 2007 quarter included pretax costs to continue implementation of the company’s Product Line Simplification program of $61 million and restructuring program of $21 million, compared with $49 million pretax costs to implement restructuring in the prior year. Additionally, the 2007 quarter included $71 million pretax for incremental funding of advertising and the Representative Value Proposition.

Andrea Jung, chairman and CEO, commented, “We are pleased with our strong performance again this quarter as our turnaround continues to gain traction. We are investing at significant levels in both advertising and the Representative Value Proposition. Clearly these growth investments are paying back, as evidenced by our 14% growth in Beauty sales and 9% growth in Active Representatives. We were particularly pleased that revenue increased over 30% in five of our key growth markets.”

Sales of Beauty products recorded double-digit growth for a fourth consecutive quarter, increasing 14% (8% in local currency), powered by growth in all categories: fragrance up 21%, personal care up 19%, color cosmetics up 16% and skin care up 4%.

In the second quarter, the company increased advertising 74%, to $93 million, compared with the same period a year ago. Avon rolled out its “Hello Tomorrow” advertising campaign including: promotion of Avon’s flagship Avon Color cosmetics, specifically, Ultra Color Rich Lipstick; and Anew Retroactive anti-aging skin care products; and Representative recruitment advertising in the U.S.

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In the second quarter, the company also invested $30 million incrementally to enhance the Representative Value Proposition through continued implementation of its Sales Leadership program, increased incentives and web enablement.

“We continue to track toward our planned $100 million of incremental investment in the Representative Value Proposition this year,” said Ms. Jung. “Given the success we are seeing in our business, we decided to increase our full-year advertising investment to $375 million, 50% above 2006’s level, versus our earlier plan of a 35% increase.”

The company said that second-quarter 2007 operating profit of $187 million was 17% lower than 2006’s $225 million due to the aforementioned increased investments in advertising and the Representative Value Proposition, as well as costs associated with its Product Line Simplification program. Second-quarter 2007 operating margin was 8.0%, versus 10.8% in the prior-year quarter.

The quarter’s effective tax rate of 32.3% was higher than 2006’s rate of 30.7%. The 2006 rate benefited primarily from a one-time favorable tax refund.

The company further stepped up the pace of its share repurchases during the second quarter, buying approximately $280 million of stock, to bring repurchases for the first six months of 2007 to $410 million, and total program purchases to $758 million of the current $1 billion authorization.

At quarter end, Avon’s net debt had increased $577 million from the year-end level. Net cash used by operations was $1 million through six months of 2007 compared with $289 million of cash provided by operations in the same period of 2006, due primarily to increased payments in 2007 for incentive-based compensation and inventory purchases.

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Second-Quarter Regional Highlights

In the North America region, second-quarter revenue was flat with that of the prior year. Active Representatives increased 4% as the company continued to implement initiatives to improve the Representative Value Proposition. The average size of an order declined versus the prior-year quarter primarily due to last year’s strong product innovation in the skin care category. Units sold were flat versus the prior year. Operating profit decreased 32% versus the 2006 quarter, primarily due to inventory obsolescence costs associated with the Product Line Simplification program as well as a sizeable year-over-year increase in advertising expense. The region’s operating margin was 6.7%.

In Latin America, second-quarter revenue rose 22% year over year (15% in local currency), with growth in all markets of the region. The markets of Brazil, Colombia and Venezuela each grew revenues over 30%, with Brazil being the largest contributor to the region’s expansion. Additionally, Mexico had 3% higher revenue following several quarters of decline. The region’s Active Representatives grew 9%, with increases in all markets, and units sold were up 12%. Operating profit increased 18% versus the 2006 quarter, driven by higher sales. Latin America’s operating margin was 14.2%.

Western Europe, Middle East & Africa achieved revenue growth of 13% (5% in local currency), due to continued strength in Turkey, where revenue rose over 30%, and the U.K., where revenue increased nearly 10%. The region’s Active Representatives rose 8% and units sold increased 1%, versus the prior-year period. Operating profit decreased 41% versus the 2006 quarter, primarily due to inventory obsolescence costs associated with the Product Line Simplification program. Operating margin was 4.9%.

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In Central & Eastern Europe, revenue in the second quarter rose 15% (6% in local currency) on continued strong growth in Russia, where revenue grew in the mid-teens. The region’s Active Representatives grew 8%, while units sold increased 6%. Operating profit decreased 35% year over year, primarily due to inventory obsolescence costs associated with the Product Line Simplification program as well as a sizeable year-over-year increase in advertising expense in 2007. Operating margin was 13.8%.

Asia-Pacific revenue increased 3% (decreased 1% in local currency). The company said that Japan’s revenue continued to be relatively flat with that of the prior-year period for a second straight quarter. The region’s Active Representatives were 3% higher and units sold rose 1%. The Asia-Pacific region’s operating profit increased 34% versus the 2006 quarter, primarily due to lower costs to implement restructuring initiatives. Operating margin was 8.0%.

Revenue in China grew 36% (30% in local currency), reflecting continued expansion of the company’s direct-selling business. As of the end of June, Avon China had nearly 660,000 certified Sales Promoters, approximately 240,000 of whom fit Avon’s definition of an Active Representative. Units sold were 19% higher versus the prior year in the second quarter. China had an operating loss of $2 million compared with an operating loss of $4 million in the prior-year quarter. The region’s operating margin was (3.1)%.

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number 6535431). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of two weeks.

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Avon, the company for women, is a leading global beauty company, with almost $9 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in well over 100 countries through over five million independent Avon Sales Representatives. Avon’s product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques, Avon Naturals, Mark, and Avon Wellness. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT

UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of and realize the projected benefits from our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification, strategic sourcing initiative, zero overhead growth and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct selling channel;

•	the inventory obsolescence and other costs associated with our product line simplification program;

•	our ability to achieve growth objectives, particularly in our largest markets and new and emerging markets;

•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, and our ability to negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;

•

our ability to successfully transition our business in China in connection with the resumption of direct selling in that market and our ability to operate using the direct selling model permitted in that market;

•	the impact of substantial currency fluctuations on the results of our foreign operations;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East;

•	the risk of disruption in Central and Eastern Europe associated with a change to a more rapid selling cycle with more frequent brochures;

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•

a general economic downturn, information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase Representative productivity, to improve Internet-based tools for our Representatives, and to compete with other direct selling organizations to recruit, retain and service Representatives;

•

the impact of the seasonal nature of our business, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our access to financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended June 30		Percent Change	Six months ended June 30		Percent Change
	2007	2006		2007	2006
Net sales	$2,306.4	$2,058.9	12%	$4,469.7	$4,041.3	11%
Other revenue	22.4	20.6		44.4	41.4

Total revenue	2,328.8	2,079.5	12%	4,514.1	4,082.7	11%

Cost of sales (1)	925.0	776.5		1,761.7	1,556.2
Selling, general and administrative expenses (1)	1,216.9	1,077.7		2,327.7	2,215.0

Operating profit	186.9	225.3	-17%	424.7	311.5	36%

Interest expense	(28.1)	(23.9)		(54.6)	(50.4)
Interest income	10.3	16.7		22.6	29.9
Other expense, net	(1.2)	(0.8)		(1.8)	(2.4)

Total other expenses	(19.0)	(8.0)		(33.8)	(22.9)

Income before taxes and minority interest	167.9	217.3	-23%	390.9	288.6	35%
Income taxes (2)	(54.2)	(66.6)		(126.6)	(81.1)

Income before minority interest	113.7	150.7		264.3	207.5
Minority interest	(1.0)	0.2		(1.6)	(0.4)

Net income	$112.7	$150.9	-25%	$262.7	$207.1	27%

Earnings per share:
Basic	$.26	$.34	-24%	$.60	$.46	30%

Diluted	$.26	$.33	-21%	$.60	$.46	30%

Average shares outstanding:
Basic	434.85	449.36		437.71	450.05
Diluted	438.45	451.87		441.09	452.24

(1)	For the three and six months ended June 30, 2007, costs to implement restructuring initiatives impacted cost of sales by $0 and $0.7, respectively, and selling, general and administrative expenses by $20.5 and $29.5, respectively. For the three and six months ended June 30, 2006, costs to implement restructuring initiatives impacted cost of sales by $0.2 and ($0.3), respectively, and selling, general and administrative expenses by $49.2 and $169.8, respectively.
(2)	For the six months ended June 30, 2006, income taxes were impacted by a reduction in tax expense of $12.6, due to audit settlements and the closure of tax years by expiration of the statute of limitations.

AVON PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	June 30 2007	Dec 31 2006
Cash, including cash equivalents	$903.4	$1,198.9
Accounts receivable, net	675.2	700.4
Inventories	1,030.7	900.3
Prepaid expenses and other	566.8	534.8

Total current assets	3,176.1	3,334.4

Property, plant and equipment, net	1,121.4	1,100.2
Other assets	850.0	803.6

Total assets	5,147.5	5,238.2

Debt maturing within one year	907.5	615.6
Accounts payable	612.9	655.8
Other current liabilities	1,043.7	1,253.8

Total current liabilities	2,564.1	2,525.2

Long-term debt	1,160.3	1,170.7
Other non-current liabilities	798.6	751.9

Total shareholders’ equity	624.5	790.4

Total liabilities and shareholders’ equity	$5,147.5	$5,238.2

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Six Months Ended June 30
	2007	2006
Cash Flows from Operating Activities:
Net income	$262.7	$207.1
Depreciation and amortization	87.7	80.1
Provision for doubtful accounts	75.0	68.8
Provision for obsolescence	120.4	67.3
Share-based compensation	34.1	33.3
Deferred income taxes	9.2	(30.1)
Asset write-off restructuring charges	0.2	8.2
Other	15.8	2.6

Changes in assets and liabilities:
Accounts receivable	(28.9)	1.7
Inventories	(220.7)	(161.0)
Prepaid expenses and other	(40.3)	(22.5)
Accounts payable and accrued liabilities	(152.1)	106.6
Income and other taxes	(106.9)	(32.3)
Non-current assets and liabilities	(57.1)	(40.4)

Net cash (used) provided by operating activities	(0.9)	289.4

Cash Flows from Investing Activities:
Capital expenditures	(83.7)	(63.0)
Disposal of assets	7.2	6.8
Other investing activities	(18.0)	(10.7)

Net cash used by investing activities	(94.5)	(66.9)

Cash Flows from Financing Activities:
Cash dividends	(165.1)	(160.2)
Total debt, net change	291.8	114.8
Repurchase of common stock	(410.1)	(129.6)
Proceeds from exercise of stock options, net of excess tax benefit	57.9	16.5
Other financing activities	0.9	(0.5)

Net cash used by financing activities	(224.6)	(159.0)

Effect of exchange rate changes on cash and equivalents	24.5	(7.7)

Net (decrease) increase in cash and equivalents	$(295.5)	$55.8

AVON PRODUCTS, INC. —SUPPLEMENTAL SCHEDULE

(Unaudited)

THREE MONTHS ENDED 6/30/07

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 2Q06		% var. vs 2Q06	% var. vs 2Q06		2007 percent	% var. vs 2Q06	% var. vs 2Q06
North America	$619.8	0%	0%	$41.5	-32%	6.7%	0%	4%
Latin America	798.1	22	15	113.7	18	14.2	12	9
Western Europe, Middle East & Africa	310.0	13	5	15.2	-41	4.9	1	8
Central & Eastern Europe	332.9	15	6	45.9	-35	13.8	6	8
Asia Pacific	203.0	3	-1	16.2	34	8.0	1	3
China	65.0	36	30	(2.0)	53	-3.1	19	*
Total from Operations	2,328.8	12	7	230.5	-12	9.9	7	9
Global Expenses	—	—	—	(43.6)	18	—	—	—
Consolidated	$2,328.8	12%	7%	$186.9	-17%	8.0%	7%	9%

CATEGORY SALES (US$)

				Consolidated
				% var. vs 2Q06
Beauty (cosmetics/fragrances/skin care/toiletries)				$1,647.8	14%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				450.0	8
Beyond Beauty (home products/gift and decorative products)				208.6	7

Net Sales				$2,306.4	12%
Other Revenue				22.4	9

Total Revenue				$2,328.8	12%

SIX MONTHS ENDED 6/30/07

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 1H06		% var. vs 1H06	% var. vs 1H06		2007 percent	% var. vs 1H06	% var. vs 1H06
North America	$1,250.4	1%	1%	$118.7	20%	9.5%	3%	2%
Latin America	1,454.4	15	11	202.4	22	13.9	7	5
Western Europe, Middle East & Africa	581.6	15	7	28.9	*	5.0	6	8
Central & Eastern Europe	691.8	16	8	123.3	-7	17.8	3	8
Asia Pacific	402.8	4	1	37.1	271	9.2	2	1
China	133.1	40	34	0.9	*	0.7	17	*
Total from Operations	4,514.1	11	7	511.3	30	11.3	5	7
Global Expenses	—	—	—	(86.6)	5	—	—	—
Consolidated	$4,514.1	11%	7%	$424.7	36%	9.4%	5%	7%

CATEGORY SALES (US$)

				Consolidated
				% var. vs 06
Beauty (cosmetics/fragrances/skin care/toiletries)				$3,175.8	12%
Beauty Plus (fashion jewelry/watches/apparel/accessories)				877.5	8
Beyond Beauty (home products/gift and decorative products)				416.4	6

Net Sales				$4,469.7	11%
Other Revenue				44.4	7

Total Revenue				$4,514.1	11%

*	Calculation not meaningful